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 1                                                        Exhibit 99(h)

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
MCDONNELL DOUGLAS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Millions)

                                                 Years Ended December 31
                                     -------------------------------------------
                                      1993     1992     1991     1990     1989
                                     ------   ------   ------   ------   ------
EARNINGS
  Earnings (loss) from continuing
    operations before income taxes
    and cumulative effect of
    accounting change                  $459   $1,086     $615     $366    ($122)

  ADD:  Interest expense (A)            215      468      453      576      533
        Interest factor in rents         39       57       66       64       50
        Amortization of capitalized
          interest                        1        2        2        2        2
                                     ------   ------   ------   ------   ------
                                       $714   $1,613   $1,136   $1,008     $463
                                     ======   ======   ======   ======   ======


FIXED CHARGES
  Interest expense (A)                 $215     $468     $453     $576     $533
  Capitalized interest                    2                                   4
  Interest factor in rents               39       57       66       64       50
                                     ------   ------   ------   ------   ------
                                       $256     $525     $519     $640     $587
                                     ======   ======   ======   ======   ======


Ratio of earnings to fixed charges     2.8X     3.1X     2.2X     1.6X      .8X(B)
                                     ======   ======   ======   ======   ======




(A) Prior year amounts have been restated for the reclassification of interest expense related to an executive life insurance program to general and administrative expenses.
(B) For the year ended December 31, 1989, earnings of the Company were inadequate to cover fixed charges. The amount of such deficiency for the period was $124 million.

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